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                                                                     EXHIBIT 8.1

                        [BASS, BERRY & SIMS LETTERHEAD]

                               December 4, 2001



National Commerce Financial Corporation
One Commerce Square
Memphis, Tennessee 38150

National Commerce Capital Trust II
c/o National Commerce Financial Corporation
One Commerce Square
Memphis, Tennessee 38150

     RE:  REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

     We have acted as counsel for National Commerce Financial Corporation, a Tennessee corporation (the "Company"), and National Commerce Capital Trust II, a statutory business trust created under the laws of Delaware (the "Trust"), in connection with the preparation and filing of a Registration Statement on Form S-1 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), for the purpose of registering (i) 8,000,000 ______% Trust Preferred Securities (the "Preferred Securities") to be issued by the Trust, (ii) $___________ aggregate principal amount of the Company's _____% Junior Subordinated Debentures due ____ (the "Subordinated Debentures") to be issued by the Company to the Trust, and (iii) the Company's guarantee (the "Guarantee") which guarantees the payment of distributions and payments on the liquidation or redemption of the Preferred Securities, to be issued by the Company to the Trust in connection with such issuance of the Preferred Securities and the preparation of a prospectus included in the Registration Statement for use in connection with the offer and sale of the foregoing securities (the "Prospectus").

     In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Trust of the Trust dated as of November 16, 2001; (ii) the form of Amended and Restated Trust Agreement of the Trust; (iii) the form of Preferred Securities Certificate of the Trust; (iv) the form of the Guarantee Agreement for the Trust; (v) the form of Junior Subordinated Debenture; and (vi) the form of Indenture for the Subordinated Debentures (the "Indenture"), all in the forms filed as exhibits to the Registration Statement. We have also examined originals or copies, certified or otherwise

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December 4, 2001
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identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed by parties other than the Company or the Trust, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. In addition, we have assumed that the Amended and Restated Trust Agreement of the Trust, the Preferred Securities Certificate of the Trust, the Guarantee Agreement, the Subordinated Debentures and the Indenture will be executed in substantially the form reviewed by us and that the terms of the Subordinated Debentures, when established in conformity with the Indenture, will not violate any applicable law, and that all obligations imposed by any such document on the parties thereto are enforceable and have been or will be performed or satisfied in full compliance with the terms of such documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon factual statements and factual representations of officers, trustees and other representatives of the Company and the Trust, and others.

     Based upon and subject to the foregoing, we are of the following opinions:

     (1) The statements in the Prospectus under the caption "Material Federal Income Tax Consequences" to the extent that they constitute summaries of matters of laws or regulation or legal conclusions, have been reviewed by us and fairly summarize the matters described therein in all material respects.

     (2) The Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. Accordingly, for United States federal income tax purposes, each beneficial owner of the Preferred Securities will generally be treated as owning an undivided beneficial interest in the Subordinated Debentures.

     (3) The Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company.

     The opinions expressed in this letter are based on the Internal Revenue Code of 1986, as amended, the United States Treasury Regulations promulgated thereunder and judicial authorities reported as of the date hereof. We have also considered the administrative position of the Internal Revenue Service ("Service") reflected in published and private rulings. Although we are not aware of any pending
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December 4, 2001
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changes to these authorities that would alter our opinions, there can be no assurances that future legislation or administrative changes, court decisions or Service interpretations will not adversely affect the opinions rendered herein and the tax consequences to the Trust and holders of Preferred Securities. It is possible that contrary positions with regard to the purchase, ownership and disposition of the Preferred Securities may be taken by the Service and that a court may agree with such contrary positions. Furthermore, our opinions cannot be relied upon if any of the facts contained in the documents that we have examined, or if any of the assumptions that we have made, are, or later become, inaccurate.

     Our opinion is being furnished in connection with the filing of the Registration Statement and is limited to the federal income tax issues specifically considered herein. It is not to be used, circulated, quoted or otherwise referred to for any other purpose without our written consent. We do not express any opinion as to any other United States federal income tax issues or any state or local or foreign tax issues. Although the opinions expressed herein are based upon our best interpretation of existing sources of law and represent what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings. This opinion is given as of the date hereof, and we assume no obligation to update this opinion to reflect any fact or circumstances that may hereafter come to our attention or any change in any law or regulation that may hereafter occur.

     We hereby consent to the use of our name under the caption "Federal Income Tax Consequences" in the Prospectus and the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and thereunder.


                                     Very truly yours,

                                     Bass, Berry & Sims PLC